As filed with the Securities and Exchange Commission on June 8, 2004

Registration No. 333-74082

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SWITCHBOARD INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	04-3321134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

120 Flanders Road

Westborough, Massachusetts 01581

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

2000 ENVENUE NONSTATUTORY STOCK OPTION PLAN

(Full title of the plan)

John M. Hall

Secretary

Switchboard Incorporated

120 Flanders Road

Westborough, Massachusetts 01581

(508) 898-8000

Copy to:

Jeffrey D. Saper, Esq.

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S–8 (File No. 333-74082) (the “Registration Statement”) of Switchboard Incorporated (the “Company”) pertaining to 446,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which was filed with the Securities and Exchange Commission and became effective on November 28, 2001. On March 25, 2004, the Company, InfoSpace, Inc. (“InfoSpace”) and Big Book Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of InfoSpace, entered into an Agreement and Plan of Merger pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of InfoSpace (the “Merger”). The Merger became effective on June 3, 2004 upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Switchboard Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on June 7, 2004.

Switchboard Incorporated

By:	/s/ Edmund O. Belsheim, Jr.

Name:	Edmund O. Belsheim, Jr.
Title:	President.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons, in the capacities indicated, as of June 7, 2004.

Signature	Title	Date

/s/ Edmund O. Belsheim, Jr. Edmund O. Belsheim, Jr.	President and Director (Principal Executive Officer)	June 7, 2004

/s/ David E. Rostov David E. Rostov	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	June 7, 2004

/s/ James F. Voelker James F. Voelker	Director	June 7, 2004